CORRECTING and REPLACING Ardent Mines Closes Mineral Rights Acquisition in Brazil’s Carajás Mining District

Third graph, second sentence should read: "We expect to start the campaign there in the first quarter of 2012" (sted 2011).

The corrected release reads:

ARDENT MINES CLOSES MINERAL RIGHTS ACQUISITION IN BRAZIL’S CARAJÁS MINING DISTRICT

Ardent Mines Ltd. (OTCQB: ADNT) (the "Company" or "Ardent Mines"), a precious resources exploration, development, and mining company with gold properties in Brazil, announced that effective October 18, 2011 it closed on its acquisition of the mineral rights in a highly mineralized area of 9,000 Hectares located in the Carajas Mineral Province, State of Para, with an option exercise payment of $350,000 to the Cooperativa dos Produtores de Minerios de Curionópolis (“COOPEMIC”). The property is referred to as Serra do Sereno, or Misty Hills, by Ardent Mines.

Mr. Leonardo Riera, Ardent Mines’ President and Chief Executive Officer added, “We are progressing on our strategy to explore and develop gold properties of high potential in Brazil. Misty Hills is in Brazil’s premier gold and copper district where significant discoveries are still being made and is in a great neighborhood with other major gold and copper producers. Once we obtain exploration permits, and subsequent to further geology work, we plan to commence our exploration campaign. We anticipate the campaign to start during the second half of 2012.”

“In the meantime,” he continued, “we are defining our drilling targets at Gold Hills, which based on our internal evaluation and that of our external geologists, we believe has very high potential. We expect to start the campaign there in the first quarter of 2012.”

The Serra dos Carajás Mineral Province is a distinct geologic dominium, well known worldwide for hosting Brazil’s largest iron, copper and gold deposits. Ardent Mines plans to begin the initial exploration campaign at Misty Hills in approximately six to eight months. The Company expects that the initial campaign will cost between $5 million and $10 million.

In addition to the option exercise payment made to COOPEMIC, the Company has undertaken certain exploration commitments to COOPEMIC. The Company has also agreed to subsequent payments to be made to COOPEMIC on the basis of the exploration report and the extent of extraction of gold, silver, copper and their respective by-products.

ABOUT ARDENT MINES

Ardent Mines has positioned itself to develop low cost gold mining operations in Brazil, a mining friendly jurisdiction. Ardent Mines owns a 100% interest in Gold Hills Mining Ltda., which in turn owns mineral rights on 3,500 Hectares, covering a highly-mineralized vein containing high grades of gold. Ardent Mines also exercised its exclusive option to acquire the mineral rights on the Serra do Sereno property, located in Carajas, Brazil, one of the better known mining districts in the world. Ardent Mines is headquartered in New York, and has a field office in Brasilia. The Company has 16.3 million shares outstanding, and trades under the ticker symbol ADNT.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may vary materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent Mines cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent Mines will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by Ardent Mines with the U.S. Securities & Exchange Commission. Ardent Mines undertakes no obligation to update information contained in this release.

Source: Business Wire (October 24, 2011 - 10:55 AM EDT)

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Company Contact:	Investor Contact:
Leonardo Riera	Deborah K. Pawlowski
President and CEO	Kei Advisors LLC
Phone: 855.ARDENTM (273.3686)	Phone: 716.843.3908
Email: info@ardentmines.com	Email: dpawlowski@keiadvisors.com